Exhibit 99.2

CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 15, 2015, to the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) as Annex C to, and reference thereto under the headings “Summary—Opinions of the Financial Advisors—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” and “The Combination Transactions—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed combination transactions involving Starwood and Marriott International Inc. (“Marriott”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Marriott (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Matthew Lustig
Matthew Lustig Managing Director

December 22, 2015